EXHIBIT 99.1

TOR Minerals Announces First Quarter 2011 Financial Results

CORPUS CHRISTI, Texas, April 28, 2011 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the first quarter ended March 31, 2011.  Highlights for the first quarter of 2011 included:

•         Revenue increased 40% year over year to $9.6 million versus 1Q10: $6.9 million

•         Diluted net income to common shareholders: $697,000 versus 1Q10: $569,000

•         EPS: $0.22 versus 1Q10 EPS: $0.26

For the first quarter ended March 31, 2011, the Company reported diluted net income available to common shareholders of $697,000 or $0.22 per diluted share, on net sales of $9,585,000.  This compares with diluted net income available to common shareholders of $569,000, or $0.26 per share, on net sales of $6,856,000 for the quarter ended March 31, 2010.

Revenue by Product Group (in ,000's)	1Q11	1Q10	% Change
TiO2 Pigments	$4,454	$2,980	49%
Specialty Aluminas	4,142	2,901	43%
Other	989	975	1%
Total	$9,585	$6,856	40%

Net sales increased 40 percent during the first quarter of 2011 due to strong increases in sales of the Company's primary product categories.  Sales of titanium dioxide (TiO2) pigments, which include HITOX® and TIOPREM® products, increased 49 percent to $4.5 million benefiting from both higher prices and volumes.  Sales of specialty alumina, which includes ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 43 percent during the first quarter of 2011 due to increased demand for existing and new specialty alumina products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Our TiO2 pigment business is benefiting from increasing tightness in the global supply of titanium dioxide.  As a result, market interest in re-formulation is high and we have had success in both raising prices and gaining many new global customers. This includes new business for TIOPREM which represented 10% of our TiO2 pigment sales and is growing.  At the same time, our specialty alumina business is benefiting from new business and growing acceptance of our OPTILOAD products, which helps further diversifying our customer, geographic and product mix."

During the first quarter of 2011, operating income increased to $866,000, or 9.0% of sales, compared to operating income of $744,000, or 10.9% of sales, reported in the same period a year ago.  First quarter benefits from increased pricing and sales volumes were more than offset by lower fixed cost absorption in the company's Malaysian plant, as well as increased raw material and energy costs.  Combined with a one-time increase in employee incentive costs, these factors resulted in a 1.9 percentage point decrease in operating margin.  "While our margin percentage declined, we posted solid results for the first quarter, which was the second highest quarterly profit recorded in more than a decade," said Dr. Karasch.  "Furthermore, pricing on our specialty TiO2 products lags that of commodity TiO2.  While our pricing has been favorable, it has yet to have a major impact on our profitability.  Going forward, we expect our pricing to catch up and provide a more meaningful contribution to year-over-year comparisons."

The Company plans to invest approximately $2 million into its Netherlands plant this summer to meet current and anticipated future demand for its specialty alumina products. "Our Netherlands plant is near capacity and we expect business with our current customers to fill a significant portion of our expanded capacity.  With continued traction from existing products and expected new product developments, this is the right time to invest in our expansion," said Dr. Karasch.  "While improving, our Malaysian plant is still underutilized, which results in inconsistent quarterly profitability in our TiO2 business.  Demand for our TiO2 pigments continues to grow, and this year we expect to run the plant for eight to nine months versus approximately six months last year.  The increase in utilization combined with improved pricing, should be more than enough to offset increasing raw material and other input costs, and result in a bottom line that grows faster than the top line for the balance of the year," Dr. Karasch concluded.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on April 28, 2011 to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
	Three Months Ended March 31,
	2011	2010
NET SALES	$9,585	$6,856
Cost of sales	7,494	5,206
GROSS MARGIN	2,091	1,650
Technical services and research and development	66	57
Selling, general and administrative expenses	1,159	849
OPERATING INCOME	866	744
OTHER EXPENSE:
Interest expense	(96)	(121)
Loss on foreign currency exchange rate	(48)	(28)
INCOME BEFORE INCOME TAX	722	595
Income tax expense	47	11
NET INCOME	$675	$584
Less: Preferred Stock Dividends	15	15
Basic Income Available to Common Shareholders	$660	$569
Plus: 6% Convertible Debenture Interest Expense	22	-
Plus: Preferred Stock Dividends	15	-
Diluted Income Available to Common Shareholders	$697	$569

Income per common share:
Basic	$0.34	$0.30
Diluted	$0.22	$0.26

Weighted average common shares outstanding:
Basic	1,941	1,891
Diluted	3,149	2,193

TOR Minerals International, Inc. and Subsidiaries Consolidated Balance Sheets (In thousands, except share and per share amounts)
	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,396	$2,559
Trade accounts receivable, net	4,873	3,888
Inventories	11,467	11,021
Other current assets	935	728
Total current assets	19,671	18,196
PROPERTY, PLANT AND EQUIPMENT, net	19,489	18,952
OTHER ASSETS	24	23
Total Assets	$39,184	$37,171

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,299	$2,544
Accrued expenses	2,390	1,436
Notes payable under lines of credit	515	783
Export credit refinancing facility	33	264
Current deferred tax liability	60	64
Current maturities - capital leases	27	46
Current maturities of long-term debt - financial institutions	519	533
Total current liabilities	5,843	5,670
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	14	18
Long-term debt - financial institutions	2,819	2,847
Long-term debt - convertible debentures, net	1,167	1,176
DEFERRED TAX LIABILITY	636	582
Total liabilities	10,479	10,293
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 160 and 200 shares issued and outstanding at 3/31/2011 and 12/31/2010, respectively	2	2
Common stock $1.25 par value: authorized, 6,000 shares; 2,029 and 1,934 shares issued and outstanding at 3/31/2011 and 12/31/2010, respectively	2,507	2,416
Additional paid-in capital	25,834	25,363
Accumulated deficit	(4,919)	(5,579)
Accumulated other comprehensive income:
Cumulative translation adjustment	5,281	4,676
Total shareholders' equity	28,705	26,878
Total Liabilities and Shareholders' Equity	$39,184	$37,171

TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$675	$584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	499	469
Share-based compensation	2	-
Warrant interest expense	17	17
Deferred income taxes	41	10
Changes in working capital:
Trade accounts receivables	(897)	(489)
Inventories	(290)	(225)
Other current assets	(186)	(200)
Accounts payable and accrued expenses	603	870
Net cash provided by operating activities	464	1,036

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(513)	(102)
Net cash used in investing activities	(513)	(102)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on lines of credit	(317)	(732)
Net payments on export credit refinancing facility	(235)	-
Payments on capital lease	(25)	(39)
Payments on long-term bank debt	(122)	(158)
Proceeds from the issuance of common stock, and exercise of common stock options	534	2
Preferred stock dividends paid	(15)	(15)
Net cash used in financing activities	(180)	(942)
Effect of exchange rate fluctuations on cash and cash equivalents	66	73
Net (decrease) increase in cash and cash equivalents	(163)	65
Cash and cash equivalents at beginning of year	2,559	1,002
Cash and cash equivalents at end of period	$2,396	$1,067

Supplemental cash flow disclosures:
Interest paid	$96	$104
Income taxes paid	$-	$-

Non-cash financing activities:
Conversion of debentures	$25	$-